Exhibit 99.2
Under Armour: First Quarter 2013 Earnings Call, April 19, 2013 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our first quarter financial results and our updated 2013 outlook.

Our net revenues for the first quarter of 2013 increased 23% to $472 million. Apparel grew 22% to $346 million during the quarter from $283 million in the prior year, representing the 14th straight quarter of at least 20% growth for our largest product category. Two of the largest contributors to our Apparel growth during the first quarter were our new HeatGear Sonic Baselayer line and our expanded Fleece assortment, with Fleece revenues for the quarter nearly doubling year-over-year. We saw additional gains in Women's with new introductions in Studio, ArmourBra, and Running. Growth in our Youth business also continues to be impressive.

Our Direct-to-Consumer net revenues increased 31% for the quarter, representing approximately 26% of net revenues compared to approximately 25% in the prior year period. In our Retail business, we opened one new Factory House store during the first quarter, increasing our domestic Factory House store base to 102, up 21% from 84 locations at the end of last year's first quarter. We remain on pace to open 10 Factory House stores during 2013. As Kevin mentioned, we also introduced the first UA Brand House store in Baltimore during the first quarter. In Ecommerce, we achieved the highest growth rate in the past four quarters as our Brand Holiday helped generate improved traffic and average order values.

First quarter Footwear net revenues increased 27% to $81 million from $64 million in the prior year, representing approximately 17% of net revenues. New running product, led by UA Spine Venom, continues to be the largest contributor to category growth.

Our Accessories net revenues during the first quarter increased 22% to $36 million from $30 million in the prior year period. We experienced strong results in headwear and headbands, which helped offset the planned wind down of our current inventory of bags as we begin to re-launch the category toward the end of the second quarter.

International net revenues increased 41% to $31 million in the first quarter and represented over 6% of total net revenues, highlighted by strong growth with our Latin American distributors.

Moving on to margins. First quarter gross margins expanded 30 basis points to 45.9% compared with 45.6% in the prior year's quarter. Three primary factors drove this performance during the quarter:

•	First, we continued to realize lower product input costs, primarily driven by North American apparel, which positively impacted gross margins by approximately 100 basis points.

•	Second, our overall sales mix was less favorable year-over-year, which negatively impacted gross margins by approximately 35 basis points.

•	Third, we continued to work through some of our recent supply chain challenges, resulting in higher air freight which negatively impacted gross margins by approximately 35 basis points.

Selling, general and administrative expenses as a percentage of net revenues deleveraged 390 basis points to 43.1% in the first quarter of 2013 from 39.2% in the prior year's period. The SG&A expense rate fell below our initial guidance of 44.0% to 45.0% largely driven by a partial shift in certain Marketing costs to the second quarter and overall top line performance. Details around the four SG&A buckets are as follows:

•	First, Marketing costs increased to 13.3% of net revenues for the quarter from 11.5% in the prior year period, primarily driven by our new I WILL® global marketing campaign.

•	Second, Selling costs increased to 10.7% of net revenues for the quarter from 9.8% in the prior year period, primarily driven by the growth in our Direct-to-Consumer business.

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Third, Product Innovation and Supply Chain costs increased to 10.5% of net revenues from 9.8% in the prior year period, largely related to our expanded West Coast distribution facility and higher incentive compensation expenses.

•	Finally, Corporate Services increased to 8.6% of net revenues for the quarter from 8.1% in the prior year period, primarily given higher incentive compensation expenses.

Operating income during the first quarter declined 45% to $13 million compared with $24 million in the prior year period. Operating margin contracted 350 basis points during the quarter to 2.9%.

Our first quarter tax rate of 39.9% was unfavorable to the 36.6% rate in last year's period when we received a state tax credit.

As a result of our higher planned SG&A expenses during the first quarter, our net income decreased 47% to $8 million compared with $15 million in the prior year period. First quarter diluted earnings per share declined 47% to $0.07 compared to $0.14 last year.

Now moving over to the balance sheet. Total cash and cash equivalents at quarter-end increased 140% to $256 million compared with $107 million at March 31, 2012. Long-term debt, including current maturities, decreased to $60 million at quarter-end from $76 million at March 31, 2012. Inventory at quarter-end was unchanged year-over-year at $324 million.

Our investment in capital expenditures was approximately $11 million for the first quarter. We currently expect 2013 capital expenditures at the high end of our initial guidance range of $80 to $85 million.

Now moving onto our updated outlook for 2013. Our prior outlook called for 2013 net revenues of $2.20 billion to $2.22 billion, representing growth of 20% to 21%, and 2013 operating income of $255 million to $257 million, representing growth of 22% to 23%. Based on our current visibility, we are raising our net revenues outlook to a range of $2.21 to $2.23 billion, representing growth of 21% to 22%. We are also raising our operating income outlook to a range of $256 million to $258 million, representing growth of 23% to 24%.

Below operating results, we continue to expect a full year effective tax rate of 39.0% to 39.5% and fully diluted weighted average shares outstanding in the range of 108 million to 109 million.

With our first quarter results in the books, we have several updates on 2013 quarterly timing.

First, Net Revenues. We currently see slightly stronger net revenues growth in the third quarter, relative to the second and fourth quarter growth rates. Part of this third quarter growth reflects a modest shift of our back-to-school Footwear ship dates from June to July. We also see the greatest sell-in impact from our new bags program during the third quarter.

Second, Gross Margin. While first quarter gross margins came in slightly better than expected, we anticipate the remainder of the year to be relatively consistent with our prior guidance. We expect approximately 100 basis points of gross margin expansion in the second quarter driven primarily by favorable year-over-year product costs. In the second half of the year, we continue to expect favorability from lapping last year's incremental air freight and the excess disposition strategy at our outlet stores. These second half gains are expected to be offset by sourcing of key product to suppliers with better expected delivery performance, but at a higher cost. This sourcing impact will be more pronounced during the third quarter, as last year's sourcing changes and related costs commenced during the fourth quarter. Combining these factors for the full year, we continue to expect modest 2013 gross margin expansion from the 47.9% level in 2012.

Third, SG&A. As we have discussed, our Marketing strategy in 2013 is predicated around three Brand Holidays, which consists of consolidated spending at three key junctures during the year. While we deleveraged Marketing expenses by 180 basis points during the first quarter, expenditures were less than anticipated given the decision to extend a portion of the first quarter campaign spend into the second quarter. Based on this action, approximately $5 million in Marketing shifted from the first quarter to the second quarter. This does not change our spending plans for the duration of the year and we still expect meaningful leverage of Marketing expenses in both the second and third quarter, followed by a more consistent year-over-year rate of spending in the fourth quarter. For the full year, the Marketing expense rate is planned relatively flat with last year's 11.2% level.

Combining our other three SG&A buckets for the duration of the year, we expect expense leverage to occur in both the second and third quarters with expense deleverage planned in the fourth quarter. In all, we continue to expect a relatively consistent rate of overall SG&A spending for the full year and modest full year operating margin expansion from the 11.4% achieved in 2012.

Finally, a few thoughts on Inventory. Inventory growth has come in below sales growth for the past four quarters and we have noted that we would continue to balance our inventory management efforts with our ability to service our customers and drive improved fill rates. As we lap last year's supply chain challenges, we expect inventory growth will out pace revenue growth during the second and third quarters before closing the year slightly ahead of sales growth.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and

our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.